Exhibit 99.1

Contact:
Ron Parham
Sr. Director of Investor Relations
& Corporate Communications
Columbia Sportswear Company
(503) 985-4584
rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY REPORTS RECORD FOURTH QUARTER AND FULL YEAR SALES AND EARNINGS;
2015 NET INCOME INCREASES 27 PERCENT ON 11 PERCENT SALES GROWTH

4th Quarter 2015 Highlights:

•	Net sales increased 3 percent (7 percent constant-currency) to a fourth-quarter record $699.4 million.

•	Operating income hit a fourth-quarter record of $82.3 million, or 11.8 percent of net sales.

•	Net income increased 14 percent to a fourth-quarter record $63.4 million, or $0.90 per diluted share.

•	Repurchased $55.5 million of the company’s common stock.

•	The board of directors approved a regular quarterly dividend of $0.17 per share, payable March 17, 2016 to shareholders of record on March 4, 2016.

Fiscal Year 2015 Highlights:

•	Net sales increased $225.6 million, or 11 percent (15 percent constant-currency), to a record $2.33 billion.

•	Operating income increased 26 percent to a record $249.7 million, or 10.7 percent of net sales.

•	Net income increased 27 percent to a record $174.3 million, or $2.45 per diluted share.

•	Repurchased $70.1 million of the company’s common stock and paid $43.5 million in dividends.

Fiscal Year 2016 Outlook Highlights:

•	Mid-single-digit net sales growth, including approximately 1 percentage point negative effect from changes in currency exchange rates.

•	Operating income of between $257 million and $267 million, representing operating margin of up to 10.8 percent of net sales.

•	Net income of between $179 million and $186 million, or approximately $2.55 to $2.65 per diluted share.

PORTLAND, Ore. - February 11, 2016 - Columbia Sportswear Company (NASDAQ: COLM) today announced record fourth quarter net sales of $699.4 million for the period ending December 31, 2015, a 3 percent increase (7 percent constant-currency) compared with net sales of $677.0 million for the fourth quarter of 2014. Fourth quarter 2015 operating income increased to a fourth quarter record $82.3 million. Fourth quarter 2015 net income increased 14 percent to $63.4 million, or $0.90 per diluted share, also a fourth quarter record, compared with fourth quarter 2014 net income of $55.6 million, or $0.79 per diluted share.

Full year 2015 net sales increased $225.6 million, or 11 percent (15 percent constant-currency), to a record $2.33 billion, while operating income increased 26 percent to a record $249.7 million, representing operating margin of 10.7 percent compared with operating margin of 9.5 percent in 2014. Full year 2015 net income, including five months of incremental results from the prAna brand, increased 27 percent to a record $174.3 million, or $2.45 per diluted share, compared with full year 2014 net income of $137.2 million, or $1.94 per diluted share.

Chief Executive Officer Tim Boyle commented, “2015 was another outstanding year for Columbia Sportswear Company. Record net sales, record operating income, expanded operating margin, and record net income validate that our strategies are driving growth and improved profitability. The Columbia, Sorel, and prAna brands each generated double digit constant-currency net sales growth, concentrated in North America. In Europe, the Columbia brand achieved mid-20-percent constant-currency growth and began reclaiming share in key markets.

“We had high expectations entering the year and are encouraged that we exceeded those expectations despite unseasonably warm weather, macroeconomic challenges, and currency headwinds in many of our key markets. We believe this illustrates that active consumers appreciate the versatility and relevance of our brands, each offering products that connect them with their passions year-round in all weather conditions.”

Boyle concluded, “Looking forward to 2016, our balance sheet gives us the financial flexibility to continue to drive sales growth, expand gross margins, increase brand awareness through investments in demand-creation, and prioritize SG&A investments strategically to further strengthen our brands and improve profitability.”

Fourth Quarter Results
(All comparisons are between fourth quarter 2015 and fourth quarter 2014, unless otherwise noted.)

Fourth quarter consolidated net sales growth of 3 percent (7 percent constant-currency) was driven by U.S. net sales growth of 10 percent to $446.2 million, reflecting growth from the Columbia, Sorel, prAna and Mountain Hardwear brands. This growth was partially offset by:

•
a 15 percent net sales decline (6 percent constant-currency) in the Europe/Middle East/Africa (EMEA) region to $58.2 million, including mid-teen constant-currency net sales growth in the company’s Europe-direct business (flat in U.S. dollars) that was more than offset by a decline of more than 30 percent in net sales to EMEA distributors;

•
a 4 percent net sales decline (2 percent growth constant-currency) in the Latin America/Asia Pacific (LAAP) region to $149.7 million, including net sales growth of more than 40 percent to LAAP distributors that was more than offset by net sales declines in the company’s Asian markets, although Japan and China posted net sales growth on a constant-dollar basis; and

•	a 7 percent net sales decline (10 percent growth in constant-currency) in Canada.
(See “Geographical Net Sales” table below.)

Global Columbia brand net sales of $528.9 million increased less than 1 percent compared with the fourth quarter of 2014 (up 3 percent constant-currency). Global Sorel brand net sales increased 14 percent (21 percent constant-currency) to $105.3 million. Global prAna brand net sales increased 39 percent (39 percent constant-currency) to $27.7 million, and global Mountain Hardwear brand net sales increased 2 percent (5 percent constant-currency) to $35.2 million. (See “Brand Net Sales” table below.)

Global Apparel, Accessories & Equipment net sales increased 1 percent (4 percent constant-currency) to $515.6 million, and Footwear net sales increased 10 percent (16 percent constant-currency) to $183.8 million. (See “Categorical Net Sales” table below.)

Fourth quarter income from operations totaled $82.3 million, or 11.8 percent of net sales, compared to $82.1 million, or 12.1 percent of net sales, for the same period in 2014.

Fourth quarter net income increased 14 percent to $63.4 million, or $0.90 per diluted share. Net income for same period in 2014 totaled $55.6 million, or $0.79 per diluted share.

Fiscal Year 2015 Results
(All comparisons are between fiscal 2015 and fiscal 2014, unless otherwise noted.)

Consolidated 2015 net sales increased 11 percent (15 percent constant-currency) to $2.33 billion, compared with 2014 net sales of $2.10 billion. Organic growth equated to approximately 8 percent (12 percent constant-currency), excluding five months of incremental net sales of approximately $56.0 million from the prAna brand, which the company acquired in May 2014.

Consolidated 2015 net sales growth of 11 percent included:

•	21 percent growth in U.S. net sales, to $1.46 billion, including five months of incremental prAna net sales of approximately $48.5 million. Organic U.S. net sales increased 17 percent.

•	11 percent net sales growth in Canada (30 percent constant-currency) to $168.6 million.

•
A 10 percent net sales decline in the EMEA region (flat constant-currency) to $233.2 million, reflecting a low single-digit net sales increase (low 20-percent constant-currency) in the company’s Europe-direct markets, more than offset by a mid-20-percent decline in net sales to EMEA distributors.

•
A 5 percent net sales decline in the LAAP region (2 percent growth constant-currency) to $469.2 million, reflecting mid-20-percent growth in net sales to LAAP distributors, more than offset by lower sales in Korea and Japan although, on a constant-currency basis, Japan posted net sales growth. Net sales in China were essentially flat (2 percent growth constant-currency). (See “Geographical Net Sales” table below.)

Global Columbia brand net sales increased 7 percent (10 percent constant-currency) to $1.86 billion. Global Sorel brand net sales increased 26 percent (34 percent constant-currency) to $209.2 million. Global prAna brand net sales increased 133 percent to $125.3 million, including approximately $56.0 million of incremental net sales in the first five months of 2015. Global Mountain Hardwear brand net sales declined 3 percent (increased 1 percent constant-currency) to $116.3 million. (See “Brand Net Sales” table below.)

Global Apparel, Accessories & Equipment net sales increased 9 percent (12 percent constant-currency) to $1.82 billion. Global Footwear net sales increased 19 percent (26 percent constant-currency) to $505.0 million. (See “Categorical Net Sales” table below.)

Full year 2015 income from operations, including accretion from the prAna brand, increased 26 percent to $249.7 million, or 10.7 percent of net sales, compared with full year 2014 income from operations of $198.8 million, or 9.5 percent of net sales.

Full year 2015 net income totaled $174.3 million, or $2.45 per diluted share, an increase of 27 percent compared with 2014 net income of $137.2 million, or $1.94 per diluted share.

Balance Sheet, Cash Flow and Share Repurchase Activity
During the year ended December 31, 2015, the company generated $95.1 million in operating cash flow, invested $69.9 million in capital expenditures and returned $113.6 million to shareholders, comprising share repurchases of $70.1 million and dividends of $43.5 million.

At December 31, 2015, cash and short term investments totaled $370.4 million, of which approximately 56 percent was held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated inventories of $473.6 million at December 31, 2015 were 23 percent higher than the $384.7 million balance at December 31, 2014, consisting primarily of earlier receipt of Spring 2016 production and current Fall 2015 styles.

During 2015, the company repurchased 1,385,682 shares of common stock at an aggregate purchase price of approximately $70.1 million, including repurchases of 1,126,808 shares for $55.5 million in the fourth quarter. Approximately $173.5 million remains available under the current repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

Dividend
The board of directors authorized a regular quarterly dividend of $0.17 per share, payable on March 17, 2016 to shareholders of record on March 4, 2016.

2016 Financial Outlook
All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps materially. A more detailed version of the company’s 2015 financial results and 2016 outlook can be found in the “CFO Commentary on Fourth Quarter and Full Year 2015 Financial Results and 2016 Financial Outlook”, available on the company’s investor relations website: http://investor.columbia.com/results.cfm.

The company currently expects mid-single-digit 2016 net sales growth compared to 2015 net sales of $2.33 billion, including approximately 1 percentage point negative effect from changes in foreign currency exchange rates.

The company expects fiscal year 2016 gross margins to improve by up to 40 basis points, and for selling, general and administrative expenses to increase at a rate slightly faster than net sales, resulting in approximately 40 basis points of SG&A expense deleverage, including a planned increase in global demand-creation spend to 5.4 percent of sales from 5.2 percent in 2015.

Based on the above assumptions, the company expects operating income to increase up to 7 percent, to between $257 million and $267 million, resulting in anticipated 2016 operating margin of up to 10.8 percent. Net income after non-controlling interest is expected to be between approximately $179 million and $186 million, or approximately $2.55 to $2.65 per diluted share. The strengthening of the U.S. Dollar is expected to have an unfavorable impact of approximately $(0.28) on full year 2016 earnings per share, compared to an estimated unfavorable impact of $(0.10) per share in 2015, comprising lower gross margins within many of our foreign subsidiaries as a result of increased costs of inventory, and, to a lesser degree, the translation of net income, revaluation of foreign-currency denominated assets and liabilities, and net losses on the settlement of intercompany transactions.

The company’s annual net sales are weighted more heavily toward the fall/winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

CFO’s Commentary on Fourth Quarter/FY2015 Results and 2016 Outlook Available Online
At approximately 4:15 p.m. ET today, a commentary by Tom Cusick, executive vice president of finance and chief financial officer, reviewing the company’s fourth quarter and fiscal year 2015 financial results and 2016 outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call
The company will host a conference call on Thursday, February 11, 2016 at 5:00 p.m. ET to review its fourth quarter and fiscal year 2015 financial results and 2016 outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the company’s website at http://investor.columbia.com where it will remain available until approximately February 9, 2017.

First Quarter 2016 Reporting Schedule
Columbia Sportswear plans to report financial results for first quarter 2016 on Thursday, April 28, 2016 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the company’s first quarter financial results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com.

Supplemental Constant-Currency Financial Information
The company reports its financial information in accordance with accounting principles generally accepted in the United States (“GAAP”). During periods of significant foreign currency exchange rate volatility, to supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the significant volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results. Constant-currency financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. (See “Supplemental Financial Information - Constant-currency Basis” tables below.) The constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

About Columbia Sportswear Company
Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, the company’s brands are today sold in approximately 100 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, Sorel®, prAna®, Montrail® and OutDry® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.prana.com, www.montrail.com and www.outdry.com.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses, operating income, operating margins, earnings per share, inventory costs, the effects of changes in foreign currency exchange rates, net losses and net income. Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should” and “may” and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives; the effects of unseasonable weather; trends affecting consumer traffic and spending in brick and mortar retail channels; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending and apparel preferences; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2015	2014
Current Assets:
Cash and cash equivalents	$369,770	$413,558
Short-term investments	629	27,267
Accounts receivable, net	371,953	344,390
Inventories	473,637	384,650
Deferred income taxes	—	57,001
Prepaid expenses and other current assets	33,400	39,175
Total current assets	1,249,389	1,266,041

Property, plant, and equipment, net	291,687	291,563
Intangible and other non-current assets	305,077	234,605
Total assets	$1,846,153	$1,792,209

Current Liabilities:
Short-term borrowings	$1,940	$—
Accounts payable	217,230	214,275
Accrued liabilities	141,862	144,288
Income taxes payable	5,038	14,388
Deferred income taxes	—	169
Total current liabilities	366,070	373,120

Note payable to related party	15,030	15,728
Other long-term liabilities	49,240	48,127

Equity:
Columbia Sportswear Company shareholders' equity	1,399,800	1,343,603
Non-controlling interest	16,013	11,631
Total equity	1,415,813	1,355,234

Total liabilities and equity	$1,846,153	$1,792,209

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net sales	$699,414	$676,964	$2,326,180	$2,100,590
Cost of sales	382,466	369,905	1,252,680	1,145,639
Gross profit	316,948	307,059	1,073,500	954,951
	45.3%	45.4%	46.1%	45.5%

Selling, general and administrative expenses	237,188	226,849	831,971	763,063
Net licensing income	2,533	1,890	8,192	6,956
Income from operations	82,293	82,100	249,721	198,844

Interest income, net	272	143	1,531	1,004
Interest expense on note payable to related party	(273)	(284)	(1,099)	(1,053)
Other non-operating income (expense)	453	(435)	(2,834)	(274)
Income before income tax	82,745	81,524	247,319	198,521

Income tax expense	(17,949)	(24,535)	(67,468)	(56,662)
Net income	64,796	56,989	179,851	141,859
Net income attributable to non-controlling interest	1,446	1,386	5,514	4,686
Net income attributable to Columbia Sportswear Company	$63,350	$55,603	$174,337	$137,173

Earnings per share attributable to Columbia Sportswear Company:
Basic	$0.91	$0.80	$2.48	$1.97
Diluted	0.90	0.79	2.45	1.94
Weighted average shares outstanding:
Basic	69,884	69,795	70,162	69,807
Diluted	70,616	70,592	71,064	70,681

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$179,851	$141,859
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,521	54,017
Loss on disposal or impairment of property, plant, and equipment	5,098	481
Deferred income taxes	(11,709)	(6,978)
Stock-based compensation	11,672	11,120
Excess tax benefit from employee stock plans	(7,873)	(4,927)
Changes in operating assets and liabilities:
Accounts receivable	(40,419)	(31,478)
Inventories	(103,296)	(62,086)
Prepaid expenses and other current assets	4,411	(4,869)
Other assets	(2,524)	4,291
Accounts payable	11,418	41,941
Accrued liabilities	(2,017)	35,051
Income taxes payable	(10,994)	1,166
Other liabilities	4,966	6,195
Net cash provided by operating activities	95,105	185,783

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired	—	(188,467)
Purchases of short-term investments	(38,208)	(48,243)
Sales of short-term investments	64,980	112,895
Capital expenditures	(69,917)	(60,283)
Proceeds from sale of property, plant, and equipment	144	71
Net cash used in investing activities	(43,001)	(184,027)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	53,429	52,356
Repayments on credit facilities	(51,479)	(52,205)
Proceeds from issuance of common stock under employee stock plans	17,442	22,277
Tax payments related to restricted stock unit issuances	(4,895)	(3,141)
Excess tax benefit from employee stock plans	7,873	4,927
Repurchase of common stock	(70,068)	(15,000)
Cash dividends paid	(43,547)	(39,836)
Proceeds from note payable to related party	—	16,072
Net cash used in financing activities	(91,245)	(14,550)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(4,647)	(11,137)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(43,788)	(23,931)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	413,558	437,489
CASH AND CASH EQUIVALENTS, END OF YEAR	$369,770	$413,558

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$4,698	$7,196

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended December 31,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2015	Translation	2015(1)	2014	% Change	% Change(1)
Geographical Net Sales:
United States	$446.2	$—	$446.2	$404.6	10%	10%
LAAP	149.7	9.1	158.8	155.2	(4)%	2%
EMEA	58.2	5.9	64.1	68.3	(15)%	(6)%
Canada	45.3	8.6	53.9	48.9	(7)%	10%
Total	$699.4	$23.6	$723.0	$677.0	3%	7%

Brand Net Sales:
Columbia	$528.9	$16.5	$545.4	$527.9	—%	3%
Sorel	105.3	6.0	111.3	92.1	14%	21%
prAna	27.7	—	27.7	20.0	39%	39%
Mountain Hardwear	35.2	1.1	36.3	34.6	2%	5%
Other	2.3	—	2.3	2.4	(4)%	(4)%
Total	$699.4	$23.6	$723.0	$677.0	3%	7%

Categorical Net Sales:
Apparel, Accessories and Equipment	$515.6	$14.4	$529.9	$510.1	1%	4%
Footwear	183.8	9.2	193.1	166.9	10%	16%
Total	$699.4	$23.6	$723.0	$677.0	3%	7%

(1) Constant-currency net sales information is a non-GAAP financial measure, which excludes the effect of changes in foreign currency exchange rates vs. the U.S. dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Twelve Months Ended December 31,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2015	Translation	2015	2014	% Change	% Change
Geographical Net Sales:
United States	$1,455.2	$—	$1,455.2	$1,198.4	21%	21%
LAAP	469.2	29.8	499.0	491.6	(5)%	2%
EMEA	233.2	26.1	259.3	259.2	(10)%	—%
Canada	168.6	28.1	196.7	151.4	11%	30%
Total	$2,326.2	$84.0	$2,410.2	$2,100.6	11%	15%

Brand Net Sales:
Columbia	$1,864.7	$65.9	$1,930.6	$1,750.3	7%	10%
Sorel	209.2	13.2	222.4	166.2	26%	34%
prAna	125.3	—	125.3	53.7	133%	133%
Mountain Hardwear	116.3	4.3	120.6	119.8	(3)%	1%
Other	10.7	0.6	11.3	10.6	1%	7%
Total	$2,326.2	$84.0	$2,410.2	$2,100.6	11%	15%

Categorical Net Sales:
Apparel, Accessories and Equipment	$1,821.2	$53.9	$1,875.1	$1,676.2	9%	12%
Footwear	505.0	30.1	535.1	424.4	19%	26%
Total	$2,326.2	$84.0	$2,410.2	$2,100.6	11%	15%